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                                                                  Exhibit 99.04

                       BUILDING ONE SERVICES CORPORATION
                               Offer to Exchange

To Our Clients:                                                July 20, 1999

  We are enclosing for your consideration a prospectus dated July 19, 1999 and letter of transmittal relating to the offer by Building One Services Corporation to exchange up to $200,000,000 of its 10 1/2% Senior Subordinated Notes due 2009 which have not been registered under the Securities Act, the "original notes," for an equal principal amount of 10 1/2% Senior Subordinated Notes due 2009 which have been so registered, the "exchange notes." The exchange offer is being made upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal. The exchange offer is being made in order to satisfy certain obligations of Building One Services Corporation contained in the registration rights agreement dated as of April 30, 1999 by and among Building One Services Corporation and the other signatories to the agreement.

  We are forwarding these materials to you as the beneficial owner of notes held by us for your account or benefit but not registered in your name. An exchange of your original notes may only be completed by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only. You may not use the letter of transmittal to exchange original notes that we hold for your account or benefit.

  Accordingly, we request that you provide instructions as to whether you wish us to exchange any or all of the original notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the original notes on your behalf in accordance with the provisions of the exchange offer.

  We direct your attention to the following:

  1. The exchange offer is for the exchange of $1,000 principal amount of original notes of which $200,000,000 aggregate principal amount of original notes was outstanding as of July 19, 1999 for each $1,000 principal amount of exchange notes. The terms of the exchange notes are identical in all material respects to the terms of the original notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the original notes for exchange notes.

  2. The exchange offer is subject to certain conditions. See "Exchange Offer -- Conditions of the Exchange Offer."

  3. The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on August 19, 1999, unless Building One Services Corporation extends the offer beyond that date. Any original notes tendered pursuant to the exchange offer may be withdrawn at any time before the exchange offer expires.

  4. Any transfer taxes incident to the transfer of the original notes from the tendering holder to Building One Services Corporation will be paid by Building One Services Corporation, except as otherwise provided in the prospectus and the letter of transmittal.

  If you wish us to tender your original notes, please so instruct us by completing, executing and returning to us the instruction included with this letter. An envelope to return your instructions to us is enclosed.

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  None of the original notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature or signatures on the instructions shall constitute an instruction to us to tender all of the original notes held by us for your account.

  Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as an agent of Building One Services Corporation, the exchange agent, or any affiliate of either of them, or authorize you or any other person to make any statements or use any documents on behalf of any of them in connection with the exchange offer other than the enclosed documents and the statements contained therein.

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                INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

  We acknowledge receipt of your letter and the material accompanying the letter relating to the exchange offer being made by Building One Services Corporation with respect to its 10 1/2% Senior Subordinated Notes due 2009.

  This will instruct you as to the action to be taken by you relating to the exchange offer with respect to the original notes held by you for our account.

  The aggregate face amount of the original notes held by you for our account
is $               of the 10 1/2% Senior Subordinated Notes due 2009.

  With respect to the exchange offer, we instruct you (check the appropriate box):

  [ ] To TENDER the following original notes held by you for our account:
$               of the 10 1/2% Senior Subordinated Notes due 2009.

  * You should note that the minimum permitted tender is $1,000 in principal amount of original notes and that all tenders must be in integral multiples of $1,000 of principal amount.

  [ ] NOT to TENDER any original notes held by you for our account.

If we instruct you to tender the original notes held by you for our account, it is understood that you are authorized:

(1) to make on our behalf the representations and warranties contained in the letter of transmittal that are to be made with respect to us as a beneficial owner of the original notes, it being understood and agreed that by our signature below we are making the same representations to you;

(2) to make such agreements, representations and warranties on our behalf as are set forth in the letter of transmittal; and

(3) to take such other action as may be necessary under the prospectus or the letter of transmittal to effect the valid tender of such original notes.

  Unless a specific contrary instruction is given in the space provided, our signature below shall constitute an instruction to you to tender all of the original notes held by you for our account.

                                   SIGN HERE

Name of Beneficial Owner(s):___________________________________________________

Signature(s):__________________________________________________________________

Name(s) (Please Print):________________________________________________________

Address:_______________________________________________________________________

_______________________________________________________________________________

Area Code and Telephone Number:________________________________________________

Taxpayer Identification or Social Security Number:_____________________________

Date:__________________________________________________________________________

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